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                                                                       Exhibit 3

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT (the "Agreement") dated December 10, 1999, between THE TODD-AO CORPORATION, a Delaware corporation (the "Company"), LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), SALAH M. HASSANEIN ("Executive"), and SMH ENTERTAINMENT, INC., a California corporation ("SMH").

         This Agreement provides for the employment of Executive as a consultant to the Company upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

                              ARTICLE I. CONSULTING

         1. RELATIONSHIP OF THE PARTIES

                  a) The Company agrees to employ Executive as a consultant, and Executive hereby accepts such with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of this Agreement (the "Effective Date") and ending on the date applicable under Section 5 below (the "Agreement Period").

                  b) The consulting services to be rendered by Executive pursuant to this Agreement will be provided and rendered on behalf of SMH.

         2. POSITION AND DUTIES

                  During the Agreement Period, Executive shall serve as a consultant to the Company on a non-exclusive basis. Executive shall devote such amount of his time to performing his duties and responsibilities as is necessary for him to serve as an advisor to the Company actively participating in the strategic development of the Company's business and as reasonably requested from time to time by the Company's Chief Executive Officer. Executive shall report directly to the Company's Chief Executive Officer.

         3. SALARY, CONSULTING FEES, OPTIONS AND BENEFITS

                  a) During the Agreement Period, SMH shall be paid the sum of $150,000 per year, payable in equal monthly installments, as compensation for making Executive's services available.

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                  b) During the Agreement period, in addition to compensation as set forth in paragraph (a) above, Executive shall receive the same benefits as offered to other executives of the Company.

                  c) Executive shall be granted a stock option to purchase 150,000 shares of common stock, par value $.01 per share of the Company, at $10.27 per share (the "Option"). The Option will be evidenced by an Option Agreement in the form attached hereto as Exhibit A (the "Option Agreement") and vest 50,000 shares on the date of grant; 50,000 shares on the one year anniversary of the date of grant; and 50,000 shares on the second anniversary of the date of grant. The Option shall expire on the tenth anniversary of the date of grant. The Option Agreement shall provide for accelerated vesting in the event of a Change of Control (as defined in the Option Agreement) of the Company, death, permanent disability, which Option shall be exercisable by Executive or Executive's estate within 90 days of accelerated vesting.

                  d) During the Agreement Period, Executive shall be entitled to use a Lincoln Continental Towncar automobile leased at the expense of the Company, and the Company shall pay for the maintenance of the car and for liability and collision car insurance in the same coverage amounts that were in effect while Executive was President of the Company. When the lease for the car currently used by Executive expires on December 31, 1999, the Company shall lease, for the benefit of Executive, a new car comparable to a Lincoln Continental Towncar for the remaining portion of the Agreement Period. Executive shall be entitled to purchase the car at the end of the Agreement Period for the residual value of the car, as reflected in the applicable lease.

                  e) Executive will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with the fulfillment of Executive's duties pursuant to this Agreement in accordance with the Company's usual procedures for senior executives. Notwithstanding the foregoing, first class air travel and first class hotels will be permitted expenses with prior approval which shall not be unreasonably denied. Executive shall be provided with a Company credit card on the same basis as the Company's other senior executives.

         4. SOLANA BEACH OFFICES

                  a) The Company agrees, at the Company's expense, to provide Executive during the Agreement Period with offices at 514 Via de La Valle, Suites 208 and 209, Solana Beach, California (the "Offices"). The Company shall also employ, at the Company's expense, an executive secretary to assist Executive during the Agreement Period. Such secretary shall be entitled to a base salary not to exceed $40,000 per year plus employee benefits generally offered to other employees of the Company.

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                  b) During the Agreement Period, the Offices (including the offices at Executive's home) will be equipped to the same extent as they were during the last year the Executive was President of the Company, including, but not limited to, furniture, equipment (including fax machines, phones, copiers, and computers) and other office supplies. Equipment and furniture shall be maintained in good condition, repaired or replaced at the Company's expense as necessary in order to keep the Offices fully operational.

         5. TERM

                  a) The Agreement Period shall terminate on the earlier to occur of: (i) the date of Executive's death, (ii) the date of voluntary resignation by Executive (other than any voluntary resignation by Executive as a Director of the Company or any notice that Executive no longer consents to being nominated to the Board of Directors of the Company), (iii) the third anniversary of the Effective Date, (iv) the change of control, or (v) the permanent disability of Executive.

                  b) If the Agreement Period is terminated under 5(a)(i) or (v) above, Executive and/or his heirs shall be entitled to receive, in lump sum, an amount equal to the balance of the consulting fees that would be paid under
Section 3(a) of this Agreement as if the Agreement Period had not been terminated prior to the third anniversary of the Effective Date, and any shares not vested under Section 3(c) shall immediately vest.

                  (c) In the event Executive is terminated for cause, Executive shall not be entitled to any compensation or benefits, except expenses incurred prior to termination.

         6. CONFIDENTIAL INFORMATION

         Executive acknowledges that the information, observations and data obtained by him while consulting with the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries that are not generally available to the public other than as a result of a breach of this Agreement by Executive ("Confidential Information") are the property of the Company and its Subsidiaries. Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company unless, and in such case only to the extent that, such matters become generally known to the public other than as a result of Executive's acts or omissions to act. Notwithstanding the foregoing, in the event Executive becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process, or other legal obligation, Executive may make such disclosure only to the extent required, in the opinion of counsel for Executive, to comply with such

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subpoena, process or other obligation. Executive shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information.

         7. NONCOMPETITION AGREEMENT

         Executive acknowledges that in the course of his consulting with the Company he will become familiar with the Company's trade secrets and with other confidential information concerning the Company and its predecessors and that his services have been and will be of special, unique and extraordinary value to the Company. Executive agrees that, in consideration of the payments made to the Executive hereunder, during the Agreement Period or for a period of three (3) years from the date hereof, whichever is longer, Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business in any country in which the Company or its Subsidiaries are engaged on the Effective Date. Nothing herein shall prohibit Executive from (i) owning, whether of record or beneficially, all the equity and other interests in any corporation, partnership or other entity that Executive owns as of the Effective Date, (ii) becoming a passive owner of not more than 5% of the outstanding equity interests of competing corporation, partnership or other entity, so long as Executive has no active participation in the management of the business of such corporation, partnership or other entity, other than as permitted by clause (iii) of this sentence, or (iii) serving on the Board of Directors or in other similar managerial supervisory capacities of any other non-competing corporation, partnership or other entity.

                             ARTICLE II. DEFINITIONS

         As used in this Agreement, the following terms shall have the definitions set forth below:

         "DISABILITY" means Executive's inability to substantially perform his duties hereunder for six consecutive months or more, as determined in good faith by the Board.

         "SUBSIDIARY" of an entity shall mean any corporation, limited liability company, limited partnership or other business organization of which the securities having a majority of the normal voting power in electing the board of directors, board of managers, general partner or similar governing body of such entity are, at the time of determination, owned by such entity directly or indirectly through one or more Subsidiaries.

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                         ARTICLE III. GENERAL PROVISIONS

         1. ENFORCEMENT. If, at the time of enforcement of Sections 6 or 7 of
Article I, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of Sections 6 or 7 of Article I of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company may apply to any court of competent jurisdiction for injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security).

         2. BREACH OF AGREEMENT. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, except as stated in Section 1 of Article III above, shall be brought before any court of competent jurisdiction. The prevailing party shall be entitled to all costs and attorneys fees.

         3. SURVIVAL. Section 6 of Article I of this Agreement shall survive and continue in full force and effect in accordance with the terms notwithstanding any termination of the Agreement Period.

         4. NOTICES. All notices or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, one business day following when sent via a nationally recognized overnight courier, or when sent via facsimile, confirmed in writing to the recipient. Such notices and other communications will be sent to the addresses indicated below:

                  To the Company:

                  The Todd-AO Corporation
                  514 Via de la Valle, Suite 300A
                  Solana Beach, CA  92075
                  Attention:  Judi M. Sanzo, General Counsel
                  Fax:     858-509-9785

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                  To Executive and to SMH:
                  Salah M. Hassanein
                  SMH ENTERTAINMENT, INC.
                  2318 Front Street
                  Del Mar, CA  92014
                  Fax:  858-509-0708

or such other address, or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

         5. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, however, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction. In such event, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         6. ENTIRE AGREEMENT. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         7. AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law, or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

         9. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         10. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                               THE TODD-AO CORPORATION

                                By:
                                    -------------------------------------------
                                    Name:
                                    Title:

                                LIBERTY MEDIA CORPORATION

                                By:
                                    -------------------------------------------
                                    Name:
                                    Title:

                                -----------------------------------------------
                                SALAH M. HASSANEIN

                                SMH ENTERTAINMENT, INC.

                                By:
                                    -------------------------------------------
                                    SALAH M. HASSANEIN
                                    President


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